SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Securities Exchange Act of 1934

(Amendment No. )

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Newell Brands Inc.

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Michael Polk, Chief Executive Officer, participated in a town hall with employees of Newell Brands Inc. on February 27, 2018 (the “Town Hall”). The presentation used by Mr. Polk at the Town Hall is attached as Exhibit 1.

Exhibit 1

Q4 2017 Global Meeting

Forward-looking Statements Forward-looking statements in this presentation and the accompanying remarks are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, uncertainties regarding future actions that may be taken by Starboard Value LP together with its affiliates (“Starboard”) in furtherance of its stated intention to nominate director candidates for election at Newell’s 2018 Annual Meeting; potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers; the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power and consolidation of our customers; our ability to improve productivity, reduce complexity and streamline operations; our ability to develop innovative new products and to develop, maintain and strengthen its end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; risks related to the substantial indebtedness, a potential increase in interest rates or changes in our credit ratings; the Company’s ability to effectively accelerate its transformation plan and explore and execute strategic options; our ability to complete planned acquisitions and divestitures; to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner; the risks inherent in our foreign operations, including currency fluctuations, exchange controls and pricing restrictions; a failure of one of our key information technology systems or related controls; future events that could adversely affect the value of the Company’s assets and require impairment chargers; the impact of U.S. and foreign regulations on our operations, including environmental remediation costs; the potential inability to attract, retain and motivate key employees; the resolution of tax contingencies resulting in higher tax liabilities; product liability, product recalls or related regulatory actions; our ability to protect intellectual property rights; significant increases in the funding obligations related to our pension plans due to declining asset values; and other factors listed from time to time in our filings with the Securities and Exchange Commission (“SEC”) (including but not limited to the Company’s most recently filed Annual Report on Form 10-K as filed with the SEC). The information contained in this presentation is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct. This presentation and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. To the extent available without unreasonable effort or expense, this presentation includes reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. © Newell Brands

Additional information Additional Information In connection with Newell’s 2018 Annual Meeting of Shareholders, Newell will file with the SEC and mail to the shareholders of record entitled to vote at the 2018 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the definitive proxy statement and WHITE proxy card will also be mailed to shareholders of record. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Newell at its website, www.newellbrands.com, or through a request in writing sent to Newell at 221 River Street, Hoboken, New Jersey, 07030, Attention: General Counsel. Participants in Solicitation The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting. The participants in the solicitation of proxies in connection with the 2018 Annual Meeting are currently anticipated to be the Company, Thomas E. Clarke, Kevin C. Conroy, Scott S. Cowen, Michael T. Cowhig, James R. Craigie, Debra A. Crew, Ros L’Esperance, Michael B. Polk, Judith A. Sprieser, Steven J. Strobel, Michael A. Todman, Raymond G. Viault, Ralph Nicoletti, Mark S. Tarchetti, William A. Burke, Bradford Turner, and Nancy O’Donnell. As of the date hereof, Dr. Clarke beneficially owns 64,358 shares of common stock of the Company, par value $1.00 (the “Common Stock”), which includes 64 shares owned through a family foundation and 366 shares held in an irrevocable trust. Mr. Conroy beneficially owns 14,761 shares of Common Stock. Dr. Cowen beneficially owns 89,103 shares of Common Stock, which includes 1,220 shares owned by Dr. Cowen’s wife. Mr. Cowhig beneficially owns 63,710 shares of Common Stock. Mr. Craigie beneficially owns 3,175 shares of Common Stock, which includes 1,594 shares held in trusts, 797 shares each, for the benefit of Mr. Craigie’s children. Ms. Crew beneficially owns 30 shares of Common Stock. Ms. L’Esperance beneficially owns 10,720 shares of Common Stock. Mr. Polk beneficially owns 1,127,520 shares of Common Stock, which includes 225,872 shares of Common Stock issuable pursuant to stock options and RSUs currently exercisable or exercisable or vesting within 60 days and includes 332,925 shares held in grantor retained annuity trusts for the benefit of Mr. Polk’s children and 47,303 shares held in trust by Mr. Polk’s wife. Mr. Strobel beneficially owns 50,707 shares of Common Stock. Mr. Todman beneficially owns 54,949 shares of Common Stock. Mr. Viault beneficially owns 84,479 shares of Common Stock. Mr. Nicoletti beneficially owns 14,788 shares of Common Stock, which includes 25 shares held in a revocable trust by Mr. Nicoletti’s wife, 193 shares in an IRA and 14,570 held in a revocable trust. Mr. Tarchetti beneficially owns 260,949 shares of Common Stock. Mr. Burke beneficially owns 175,046 shares of Common Stock. Mr. Turner beneficially owns 14,134 shares of Common Stock. Ms. O’Donnell beneficially owns 6,855 shares of Common Stock. As of the date hereof, Ms. Sprieser does not beneficially own any shares of Common Stock. Certain information concerning these participants is also set forth in the Company’s definitive proxy statement, dated March 30, 2017, for its 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated August 24, 2017, January 21, 2018, February 16, 2018 and February 22, 2018, as filed with the SEC on Form 8-K. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available. © Newell Brands

Newell Brands | Global Meeting Q4 2017 Results

Q4 2017 Results Net sales of $3.7 billion declined 9.5% year-over-year Core sales declined 1.9% year-over-year Cost savings from synergies and Project Renewal contributed incremental $75 million Reported diluted earnings per share were $3.38, compared with $0.34 in the prior year Normalized diluted earnings per share were $0.68, compared with $0.80 in the prior year Operating cash flow was $990 million, compared with $992 million in the prior year Returned $264 million to shareholders in the form of dividends and share repurchases © Newell Brands

Q4 2017 regional core sales growth Home Fragrance Writing EMEA -6.2% NA Writing -2.2% APAC Food +0.2% CCS LATAM +9.4% © Ne 6

Good progress in 2017 Reorganized from 32 to 16 divisions Q1 17 eCommerce team scaled faster: 350 new hires Development and Design capability broadened 300+ innovation/renovation projects Tripled legacy Jarden innovation funnel value Restructured portfolio: 8 divestitures, 3 acquisitions © Newell Brands 7

What worked 2017: Market Share growth © Newell Brands 2017 US Market Share Change (bps) 60% 56% +71 bps market sharp of portfolio gaining share of category growth -72 -123 -157 Team Fishing Home Writing Baby Gear Food Outdoor Vacuum Beverage Fresh Apparel Infant Care Tabletop Appliances Sports Fragrance Storage equipment Sealers Preserving Source: NPD for Baby Cear, Writing (ex Clue & Labelling), ASCW & O&R. ITU for Food Storage and I lome Fragrance; SSI for Fishing

What worked 2017: Building momentum U.S MARKET SHARE 2014 2017 US Market Share Change (bps) 60% 56% +71 bps market sharp of portfolio gaining share of category growth -72 -123 -157 Team Fishing Home Writing Baby Gear Food Outdoor Vacuum Beverage Fresh Apparel Infant Care Tabletop Appliances Sports Fragrance Storage equipment Sealers Preserving Source: NPD for Baby Cear, Writing (ex Clue & Labelling), ASCW & O&R. ITU for Food Storage and I lome Fragrance; SSI for Fishing

What worked 2017: Confidence in future momentum © Newell Brands Body Text;U.S. MarketShare2014through Writing (ex Glue) Baby Gear Food Storage Source: Baby Gear: NPD, Writing ex Clue: NPD, Food storage: IRI Baby Gear Food Storage

What worked 2017: Global eCommerce +SDD% 4Q 2017 vs. 2016 – Leading etailer US Invoice Sales by Division 2017 2016 Baby Appliances & Cookware +SDD% Writing Outdoos & Recreation Core sales growth Food in 4Q17 Safety & Security Consumer & Commercial Solutions Home Fragrance Fishing Team Sports Fine Writing Gaming Beauty & Style Waddington Group Process Solutions © Newell Brands

What worked 2017: Savings & Synergies $358 million © Newell Brands 12

2017 challenges: US retailer landscape © Newell Brands 2017 challenges: US retailer landscape US retailer weeks of Inventory on hand (measured channels) change vs. PY 0.8 -0.7 Q216 Q316 Q416 Q1 17 Q217 Q317 Q417 Source: Trade inventory and POS data provided direct from retailers (eg Retail Link for WMT); WOII calculated using average of last 13 weeks POS

2017 challenges: Pricing and inflation Difficult Pricing Environment Growing Promotion Expectation % of category $ sold on promo Resin Inflation Resin cost per pound % of categories with flat to declining prices 47% Source: IRl, average basket of goods across multiple Newell and non Newell categories Source: IRI, categories included: baby, beverages, canning, cookware, food storage, scented candles 2016 2017 Source: internal costdata

2017 challenges: Margin pressure Fixed Cost Pricing/ Absorption eCommerce Synergies/ Inflation & Mix Invest Savings

Fundamental Challenge: Changing retail landscape eCommerce Brick & Mortar © Newell Brands

Winning in the new retail environment Build leading brands to win share and grow categories Create advantaged capabilities enabled by the scale and efficiency of an operating company Design innovative and differentiated products (form, finish, function) Scale eCommerce globally Reallocate and focus spend on growth priorities and channels Simplify operations for greater focus © Newell Brands

One Company, One Corporate Strategy Diversified, global branded consumer Operating model Leading brands products company delivering in large, growing, consistent unconsolidated global categories competitive growth Margin Scale and capabilities expansion and to out-spend strong cash and out-grow flow supporting competition debt pay down and capital return © Newell Brands

And transformation is on track We are here 2016/H1 2017 2H 2017/2018 2019-21 Simplify Strengthen Scale • Organization • Innovation/Design • Innovation/Design • Portfolio (divest) • eCommerce • eCommerce • Divisional costs • Deployment (near neighbors) • Deployment(near neighbors) • Procurement • Corporate/bought costs • Deployment (white space • Supply chain costs geographies) • Portfolio (divest) • Portfolio (bolt-on 2020+) • Supply chain costs © Newell Brands

Announced Acceleration of Transformation Plan We announced a series of strategic initiatives to accelerate our transformation plan, improve operational performance and enhance shareholder value: We’ll focus our portfolio on nine core consumer divisions with approximately $11 billion in net sales and $2 billion of EBITDA. We’ll explore strategic options for industrial and commercial product assets and certain smaller consumer businesses. Execution of these strategic options is expected to result in a significant reduction in operational complexity, including: a 50 percent reduction in our global factory and warehouse footprint, a 50 percent reduction in our customer base and the consolidation of 80% of global sales on two ERP platforms by end of 2019. © Newell Brands

Businesses Under Review; strong early interest Divisions Key Brands Consumer & Commercial Solutions Waddington Process Solutions Process Solutions Team Sports Beauty USPC © Newell Brands

Why reshape the portfolio now? Sharpens focus on core and enables quicker response to market conditions Maximizes growth and margin potential via 20% US eCommerce exposure Reduces future fixed cost margin exposure to B&M consolidation Simplification accelerates margin development and strengthens FCF productivity Accelerates de-leveraging (~$4 billion available for debt repayment by 2019) Reduces industrial/commercial exposure when multiples are at all time high levels U.S. Tax Reform creates a unique opportunity to maximize value creation © Newell Brands 22

Significant complexity reduction 25% of Revenue under review 53% in Factories 47% in Distribution Centers 50% in Retailers & Distributors ~40% in Brands ~100% in OEM and Private Label © Newell Brands

Newell Brands Post Transformation Divisions Key Brands Writing Appliances & Cookware Outdoor & Recreation Baby Home Fragrance Food Fishing Jostens Safety & Security © Newell Brands and Ball® TMs Ball Corporation, used under license. ©2015 Hearthmark, LLC. All Rights Reserved.

$11 billion consumer goods company Advantaged Brands touch Large Opportunity capabilities hundreds of addressable to expand and scale to millions everyday categories geographies outperform eCommerce Leading brand leadership Partner with winning activity and International customers to expand consumer insights Best-in-class portfolio deployment categories capability innovation and design capabilities © Newell Brands

Scaled innovation funnel (tripled legacy JAH) Innovation Funnel Composition – Number of Projects number of projects, 2012 funnel 2013 funnel 2014 funnel 2015 funnel 2016 funnel Q4’17 funnel annualized iRev 2013+ 2014+ 2015+ 2016+ 2017+ 2017+ $10m and above 8 12 26 39 68 107 $5 -10m 8 34 52 89 118 219 $1- 5m 64 108 82 104 140 452 <$1m 207 41 37 14 27 328 Only charter+ projects included Excludes divestures | D&D businesses only © Newell Brands

Promising new concepts Over 100 concepts tested per month Total* Differentiation Relevance Q4 2017 23% 47% 40% 40% MH-H 73% 65% M-ML-L 77% 53% 60% 60% 27% 25% Total Newell Ipsos Total Newell Ipsos Total Newell Ipsos Benchmark Benchmark Benchmark * Achieves MH-H on both Differentiation and Relevance *Database comparisons are defined according to Ipsos global norms for concept testing. The levels are set as quintiles so each represents 20% of the database e.g. ‘L’ or Low represents the bottom 20%, ‘ML’ or Medium-Low, bottom 20-40% etc. © Newell Brands

Crock-Pot® Express Crock Multi-Cooker 8-in-1 Multi-Cooker that can cook meals up to 70% faster than traditional cooking, while also offering the versatility of slow cooking, steaming and sautéing.

Calphalon Premier™ Space Saving Cookware Securely stacks to save 30% more space*. The unique design allows for the cookware to stack and nest in any order**, saving space and helping to organize the kitchen cupboard. *Average space saved vs. like non-stacking Calphalon® cookware items when stacked with like diameter Premier Space Saving items **Cookware must have same diameter

Coleman® Dark Room™ Tents Blocks 90% of sunlight, reducing the heat within the tent. Sleep in after the sun rises or put the kids to bed early while the sun is still up.

First Alert® Onelink Safe & Sound Combines intelligent protection from smoke, fire and carbon monoxide with superior audio capabilities, compatibility with connected home platforms, premium home speakers and hands-free voice commands.

Graco® UNO2DUO™ Travel System A single stroller that extends 5 inches into a double stroller for two children as families grow from one to two, giving parents and children 18 customizable ways to ride.

Marmot® Featherless With warmth equal to 700 fill power down, Featherless’ synthetic insulation is ultralight, packable and stays warm when wet, so adventure-minded athletes will never think twice about the weather.

Candle Power Pop-Up Shop An experiential boutique featuring Yankee Candle®, WoodWick® and Chesapeake Bay Candle® complete with immersive, multi-sensory installations, personalized candles, a scent test bar, craftsmanship area and gift bar.

2H 2018 – Calphalon Appliances

KZOO – Design as advantaged capability

Looking forward! Innovation sessions: 33 Participants: 265 Ideas: 11,140+ Concept screens: 924+

Much stronger eCommerce footprint FY 2017, US, % of total sales from eCommerce US consumer facing business 49% 20% Ecommerce 24% 21% 20% 14% 13% 10% 10% 7% 2% Baby Jostens A&CW O&R Writing Home Frag S&S Fishing Food Under Review “Under review” consists of businesses under review for strategic options © Newell Brands

Huge opportunity ahead (as result of new organization) 2018 Ecommerce Ecommerce Category Strategies • International under-leveraged (NWL 90% Appliances Ecommerce targeted growth US at leading pureplay retailer) +30% in 2018 • European Ecommerce hub opens mid- 2018 Opportunity to Premiumize (average price • Scaling US core categories at in large appliance product families 1.6x retailer.coms higher than in B&M customers) • Investment in demand creation and Only 2% of NWL A&C revenue online at two impulse leading retailer.com’s • Direct to Consumer expansion as brand store platform (2018) . . . @theheartoflife International under-leveraged (79% US) © Newell Brands

New Brand Direct-to-Consumer Brand Store @theheartoflife brand store to launch in the fourth quarter of 2018 leveraging common infrastructure and integrated learning out of Ecommerce DTC team. © Newell Brands

Newell Brands | Global Meeting External News

Strengthening the Board with experienced operators Jim Craigie Debra Crew Judy Sprieser Non-exec Chairman Church & Dwight Former President & CEO Former President & CEO Former Chairman & CEO CHD Reynolds American Transora.com © Newell Brands

Proxy contest background One of Newell’s investors, Starboard Value LP, have nominated their own slate of directors to be appointed to our Board (including three former Directors of Newell Brands) This will be decided through what is called a proxy contest. A proxy contest is when two opposing parties make the case to a company’s shareholders to vote a certain way. In this case, they are seeking to replace the full Board of Directors If you are shareholders, you will get to vote on this through the proxy For the vast majority of us at Newell, it’s business as usual and we ask that you stay focused on our strategy and transformation The initiatives we are implementing will unlock the full potential of our brands, and we expect to emerge a simpler, faster and stronger company, better positioned to compete in the new and dynamic retail marketplace © Newell Brands

Proxy Contest next steps You will see both parties make public statements through letters, press releases and media appearances. These can also include a series of ballots on which to vote (from both parties) In the coming weeks, all shareholders will be receiving a proxy statement. It is important to note that our ballot, or proxy card, will always be WHITE (do not get confused by ballots sent to you by Starboard that will be another color) While at times it will feel like a lot of communications, we do this to make sure shareholders have the information that they need to make an informed decision Your dedication is the bedrock of our company, and I ask that you remain focused on the task at hand which is to hit our targets in both the first and second quarters If you receive any inquiries from the media, analysts, investors, former Directors or other third parties, please forward them to Brad Turner, Mike Sinatra and/or Nancy O’Donnell Thank you for your continued commitment to our great company. I am honored to work with such an extraordinary team. © Newell Brands

Newell Brands | Global Meeting Employee Questions

Newell BRANDS

Appendix: Non-GAAP Reconciliations

Non-GAAP Financial Measures This presentation contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. The company uses certain non-GAAP financial measures that are included in this presentation and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation. The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition), planned or completed divestitures, retail store openings and closings, and changes in foreign currency from year-over-year comparisons. As reflected in the Core Sales Analysis, the effect of foreign currency on 2016 and 2017 reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” net income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense. While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. © Newell Brands

Q4 2017 GAAP & Non-GAAP Certain Line Items NEWELL BRANDS INC. Reconciliation of GAAP and Non-GAAP Information CERTAIN LINE ITEMS (in millions, except per share data) For the three months ended December 31, 2017 GAAP Measure Project Renewal Costs [1] Acquisition Transaction Other Net gain/(loss) Non-recurring Non-GAAP Measure Advisory Personnel Other Inventory Integration amortization and Divestiture non-recurring on sale tax items Percentage Reported costs costs costs step up [2] costs [3] costs [4] related costs [5] costs [6] items [7] of businesses [8] [10] Normalized* of Sales Cost of products sold $ 2,514.0 $ — $ (0.4) $ — $ (2.4) $ (5.7) $ (3.0) $ — $ — $ 3.6 $ — $ — $ 2,506.1 67.0% Gross profit 1,229.1 — 0.4 — 2.4 5.7 3.0 — — (3.6) — — 1,237.0 33.0% Selling, general and administrative expenses 876.2 (1.5) (2.5) (0.1) — (61.4) (65.6) (7.1) (2.5) (0.2) — — 735.3 19.6% Restructuring costs 29.7 — — (1.7) — (28.0) — — — — — — — Impairment charges — — — — — — — — — — — — — Operating income (loss) 323.2 1.5 2.9 1.8 2.4 95.1 68.6 7.1 2.5 (3.4) — — 501.7 13.4% Non-operating (income) expenses 120.5 — — — — — — — — — 0.7 — 121.2 Income before income taxes 202.7 1.5 2.9 1.8 2.4 95.1 68.6 7.1 2.5 (3.4) (0.7) — 380.5 Income taxes [11] (1,450.2) 0.6 1.2 1.1 1.0 44.4 31.4 2.6 1.8 1.1 (18.8) 1,429.5 45.7 Net income (loss) from continuing operations 1,652.9 0.9 1.7 0.7 1.4 50.7 37.2 4.5 0.7 (4.5) 18.1 (1,429.5) 334.8 Net income (loss) 1,652.9 0.9 1.7 0.7 1.4 50.7 37.2 4.5 0.7 (4.5) 18.1 (1,429.5) 334.8 Diluted earnings per share** $ 3.38 $ — $ — $ — $ — $ 0.10 $ 0.08 $ 0.01 $ — $ (0.01) $ 0.04 $ (2.92) $ 0.68 © Newell Brands

Q4 2016 GAAP & Non-GAAP Certain Line Items NEWELL BRANDS INC. Reconciliation of GAAP and Non-GAAP Information CERTAIN LINE ITEMS (in millions, except per share data) For the three months ended December 31, 2016 GAAP Measure Project Renewal Costs [1] Acquisition Transaction Net gain/(loss) on Non-recurring Non-GAAP Measure Advisory Personnel Other Integration amortization and Divestiture Product recall on sale of Discontinued tax items Percentage Reported Costs Costs Costs costs [3] costs [4] related costs [5] costs [6] costs [7] of business [8] operations [9] [10] Normalized* of Sales Cost of products sold $ 2,613.2 $ 0.5 $ (1.4) $ (6.2) $ (4.5) $ (3.1) $ — $ — $ — $ — $ — $ — $ 2,598.5 62.8% Gross profit 1,522.7 (0.5) 1.4 6.2 4.5 3.1 — — — — — — 1,537.4 37.2% Selling, general & administrative expenses 976.4 (1.5) (1.7) (2.1) (47.2) (49.1) (7.5) (5.8) (0.2) — — — 861.3 20.8% Restructuring costs 33.2 — — 3.1 (36.3) — — — — — — — — Operating income (loss) 513.1 1.0 3.1 5.2 88.0 52.2 7.5 5.8 0.2 — — — 676.1 16.3% Non-operating (income) expenses 120.6 — — — (0.5) — — — — 0.7 — — 120.8 Income (loss) before income taxes 392.5 1.0 3.1 5.2 88.5 52.2 7.5 5.8 0.2 (0.7) — — 555.3 Income taxes [11] 226.6 1.1 2.6 2.4 40.1 19.0 14.6 2.4 0.1 (0.3) — (143.2) 165.4 Net income (loss) from continuing operations 165.9 (0.1) 0.5 2.8 48.4 33.2 (7.1) 3.4 0.1 (0.4) — 143.2 389.9 Net income (loss) 165.6 (0.1) 0.5 2.8 48.4 33.2 (7.1) 3.4 0.1 (0.4) 0.3 143.2 389.9 Diluted earnings per share** $ 0.34 $ — $ — $ 0.01 $ 0.10 $ 0.07 $ (0.01) $ 0.01 $ — $ — $ — $ 0.29 $ 0.80 © Newell Brands

Q4 2017 and Q4 2016 GAAP & Non-GAAP Certain Line Items (continued) * Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments. **Totals may not add due to rounding. [1] Costs associated with Project Renewal during the three months ended December 31, 2017 include $4.5 million of project-related costs and $1.7 million of restructuring costs, and those associated with Project Renewal during the three months ended December 31, 2016 include $12.4 million of project-related costs and $(3.1) million reversal of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. [2] During the three months ended December 31, 2017, the Company recognized $2.4 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake® acquisition. [3] During the three months ended December 31, 2017, the Company incurred $95.1 million of costs (including $28.0 million of restructuring costs) primarily associated with the Jarden integration. During the three months ended December 31, 2016, the Company incurred $88.0 million of costs (including $36.3 million of restructuring costs) which primarily represents personnel and advisory costs associated with the integration of Jarden. During the three months ended December 31, 2016, the Company incurred a $0.5 million loss related to the extinguishment of debt related to the Jarden transaction. [4] During the three months ended December 31, 2017 and 2016, the Company incurred acquisition amortization costs of $68.6 million and $52.2 million, respectively. [5] During the three months ended December 31, 2017, the Company recognized $7.1 million of transaction and related costs, primarily associated with the Sistema® and Chesapeake® acquisitions. During the three months ended December 31, 2016, the Company recognized $7.5 million of transaction and related costs associated with the Jarden transaction. [6] During the three months ended December 31, 2017, the Company recognized $2.5 million of transaction and related costs primarily associated with the divestiture of the Winter Sports business. During the three months ended December 31, 2016, the Company recognized $5.8 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling). [7] During the three months ended December 31, 2017, the Company reversed $(3.6) million for recoveries of fire-related net of losses and costs, in the Writing business; $(2.0) million of reversal of previously recognized bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption. During the three months ended December 31, 2016, the Company recorded $0.2 million of charges associated with the Graco® recall. [8] During the three months ended December 31, 2017, the Company recognized net gains of $0.7 million related to sale of businesses and $18.8M of tax expense related to the refinement of estimated taxes on sale of businesses and the impact of tax reform. [9] During the three months ended December 31, 2016, the Company recognized a net loss of $0.3 million in discontinued operations. [10] During the three months ended December 31, 2017, the Company recognized a benefit of $1.5 billion related to tax reform due to the revaluation of its deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings. During the three months ended December 31, 2016, the Company recognized $164.2 million of deferred tax expense related to the difference between the book and tax basis in the Tools business and ($21.0) million of deferred tax benefit related to statutory tax rate changes in France affecting Jarden acquired intangibles. [11] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense. © Newell Brands

Q4 2017 and Q4 2016 Segment Normalized Operating Income/Margin

NEWELL BRANDS INC.

Financial Worksheet - Segment Reporting

in Millions

	For the three months ended December 31, 2017						For the three months ended December 31, 2016						Year over year changes			
	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [1]	Normalized Operating Income	Normalized Operating Margin	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [2]	Normalized Operating Income	Normalized Operating Margin	Net Sales $	Net Sales %	Normalized Operating Income $	Normalized Operating Income %
LIVE	1,724.8	244.7	14.2 %	26.1	270.8	15.7 %	1,679.8	305.1	18.2 %	23.1	328.2	19.5 %	45.0	2.7 %	(57.4)	(17.5)%
LEARN	551.4	50.7	9.2 %	15.6	66.3	12.0 %	605.0	98.1	16.2 %	19.2	117.3	19.4 %	(53.6)	(8.9)%	(51.0)	(43.5)%
WORK	705.2	109.0	15.5 %	15.0	124.0	17.6 %	726.9	113.0	15.5 %	11.6	124.6	17.1 %	(21.7)	(3.0)%	(0.6)	(0.5)%
PLAY	563.3	51.1	9.1 %	10.6	61.7	11.0 %	528.5	37.6	7.1 %	11.2	48.8	9.2 %	34.8	6.6 %	12.9	26.4 %
OTHER	198.4	27.4	13.8 %	13.3	40.7	20.5 %	595.7	93.1	15.6 %	18.1	111.2	18.7 %	(397.3)	(66.7)%	(70.5)	(63.4)%
RESTRUCTURING	—	(29.7)	— %	29.7	—	— %	—	(33.2)	— %	33.2	—	— %	—	— %	—	— %
CORPORATE	—	(130.0)	— %	68.2	(61.8)	— %	—	(100.6)	— %	46.6	(54.0)	— %	—	— %	(7.8)	(14.4)%
	$ 3,743.1	$ 323.2	8.6 %	$ 178.5	$ 501.7	13.4 %	$ 4,135.9	$ 513.1	12.4 %	$ 163.0	$ 676.1	16.3 %	$ (392.8)	(9.5)%	$ (174.4)	(25.8)%

[1] The three months ended December 31, 2017, excluded items consist of $6.2 million of costs associated with Project Renewal (including $1.7 million of restructuring costs); $2.4 million of costs related to the fair value step-up of inventory related to the Chesapeake® acquisition; $95.1 million of costs (including $28.0 million of restructuring costs) primarily related to the Jarden integration; $7.1 million of transaction related costs; $2.5 million of divestiture costs, primarily related to the divestiture of the Tools business (excluding Dymo® Industrial) and Winter Sports business; $(3.6) million of fire-related recoveries; $(2.0) million reversal of previously recognized bad debt related to a customer in the Baby business; $2.2 million of consulting expenses for new accounting standards adoption; and $68.6 million of amortization of acquisition-related intangible assets.

[2] The three months ended December 31, 2016, excluded items consist of $9.3 million (including a $3.1 million reversal of restructuring costs) associated with Project Renewal; $88.0 million of costs (including $36.3 million of restructuring costs) primarily related to acquisition and integration of Elmer's®, Ignite Holdings, LLC, and Jarden; $7.5 million of transaction and related costs associated with the Jarden transaction; $5.8 million of costs associated with the divestiture of Décor; $0.2 million related to Graco® product recall and $52.2 million of amortization of acquisition-related intangible assets.

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Q4 2017 Core Sales by Segment

NEWELL BRANDS INC.

Core Sales Analysis by Segment - Actual and Adjusted Pro Forma Basis (Unaudited)

For the three months ended December 31, 2017 and 2016

in Millions

	December 31, 2017					December 31, 2016						
	2017 Net Sales (Reported)	Acquisitions/ Divestitures and Other, Net [3]	Net Sales Base Business	Currency Impact	2017 Core Sales [2]	2016 Net Sales (Pro forma) [1]	Divestitures [3]	Net Sales Base Business	Currency Impact	2016 Core Sales [2]	Increase (Decrease) Core Sales $	%
LIVE	1,724.8	(73.4)	1,651.4	(9.9)	1,641.5	1,679.8	(20.3)	1,659.5	12.2	1,671.7	(30.2)	*(1.8)%*
LEARN	551.4	—	551.4	(5.9)	545.5	605.0	—	605.0	(0.6)	604.4	(58.9)	*(9.7)%*
WORK	705.2	(10.1)	695.1	(8.3)	686.8	726.9	(35.7)	691.2	4.2	695.4	(8.6)	*(1.2)%*
PLAY	563.3	—	563.3	(5.0)	558.3	528.5	(0.2)	528.3	1.5	529.8	28.5	*5.4 %*
OTHER	198.4	0.3	198.7	(0.4)	198.3	595.7	(397.9)	197.8	2.1	199.9	(1.6)	*(0.8)%*
TOTAL COMPANY	$ 3,743.1	$ (83.2)	$ 3,659.9	$ (29.5)	$ 3,630.4	$ 4,135.9	$ (454.1)	$ 3,681.8	$ 19.4	$ 3,701.2	$ (70.8)	*(1.9)%*

[1] Includes pre-acquisition Jarden net sales from January 1, 2016.

[2] "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and divestitures.

[3] Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands ("Décor") in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017, two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Spue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.

53

Q4 2017 Core Sales By Geography NEWELL BRANDS INC. Core Sales Analysis by Geography - Actual and Adjusted Pro Forma Basis (Unaudited) For the three months ended December 31, 2017 and 2016 December 31, 2017 December 31, 2016 Acquisitions/ 2017 Divestitures 2016 Increase (Decrease) Net Sales and Other, Net Net Sales Currency 2017 Net Sales Divestitures Net Sales Currency 2016 Core Sales (Reported) [3] Base Business Impact Core Sales [2] (Pro forma) [1] [3] Base Business Impact Core Sales [2] $ % NORTH AMERICA 2,846.0 (47.1) 2,798.9 (9.4) 2,789.5 3,115.5 (265.7) 2,849.8 1.6 2,851.4 (61.9) (2.2)% EUROPE, MIDDLE EAST, AFRICA 461.4 (9.4) 452.0 (16.5) 435.5 566.9 (118.4) 448.5 15.8 464.3 (28.8) (6.2)% LATIN AMERICA 229.7 — 229.7 (2.1) 227.6 232.8 (25.8) 207.0 1.1 208.1 19.5 9.4 % ASIA PACIFIC 206.0 (26.7) 179.3 (1.5) 177.8 220.7 (44.2) 176.5 0.9 177.4 0.4 0.2 % TOTAL COMPANY $ 3,743.1 $ (83.2) $ 3,659.9 $ (29.5) $ 3,630.4 $ 4,135.9 $ (454.1) $ 3,681.8 $ 19.4 $ 3,701.2 $ (70.8) (1.9)% [1] Includes pre-acquisition Jarden net sales from January 1, 2016. [2] “Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions and divestitures. [3] Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands (“Décor”) in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017, two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Sprue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates. © Newell Brands